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FOR IMMEDIATE RELEASE                                        Exhibit (a)(5)(iii)
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28 DECEMBER 2002


                              PERKINELMER COMPLETES
                 ZERO COUPON CONVERTIBLE DEBENTURES TENDER OFFER

BOSTON - PerkinElmer, Inc. (NYSE: PKI) today announced that it has accepted for payment $378,709,750 aggregate principal amount at maturity of its Zero Coupon Convertible Debentures due August 7, 2020, pursuant to its cash tender offer. PerkinElmer will pay an aggregate of $205,593,949.08 for the tendered zero coupon convertible debentures. Each holder who tendered debentures at or before 12:00 midnight, New York City time, on December 27, 2002, the expiration date, will receive $542.88 for each $1,000 principal amount at maturity of tendered zero coupon convertible debentures, representing the accreted value of the debentures to, but excluding, December 30, 2002. The tendered zero coupon convertible debentures represent approximately 52% of the total outstanding zero coupon convertible debentures. The completion of the tender offer represents the final step of the refinancing plan announced by PerkinElmer in October 2002.

Factors Affecting Future Performance

Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including risks related to our debt levels, a downturn in our customers' markets, our failure to introduce new products in a timely manner, risks related to our international operations, our inability to integrate acquired businesses into our existing business, competition and other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recently filed quarterly report on Form 10-Q. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics, and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of its customers' needs, PerkinElmer creates innovative solutions
- backed by unparalleled service and support - for customers in health sciences, semiconductor, aerospace, and other markets whose applications demand absolute precision and speed. The company markets in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

CONTACT:

PerkinElmer, Inc. (Investor Contact)
Diane Basile, 781/431-4306
or
PerkinElmer, Inc. (Media Contact)
Jim Monahan, 781/431-4111